Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

REPORTS FIRST QUARTER 2022 RESULTS

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Expense Reductions Lead to Earnings Growth of 43.3% Compared to First Quarter of 2021

BIRMINGHAM, AL (April 27, 2022) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.4 million, or $0.20 per diluted share, for the quarter ended March 31, 2022 (“1Q2022”), compared to $1.0 million, or $0.14 per diluted share, for the quarter ended March 31, 2021 (“1Q2021”) and $1.7 million, or $0.25 per diluted share, for the quarter ended December 31, 2021 (“4Q2021”).

Growth in the Company’s earnings, comparing 1Q2022 to 1Q2021, resulted from reductions in both non-interest expense and, to a lesser extent, interest expense.  Non-interest expense reductions were driven by strategic initiatives launched in September 2021 that were previously announced by the Company.  The initiatives, which are aimed at improving operating efficiency, focusing the Company’s loan growth activities, and fortifying asset quality, included the cessation of new business development at the Bank’s wholly owned subsidiary, Acceptance Loan Company, Inc. (“ALC”).  Non-interest expense was reduced by $1.3 million in 1Q2022, compared to 1Q2021, and included substantial decreases in salaries and benefits, occupancy and equipment and other costs. Interest expense was reduced by $0.1 million as the Company’s total average funding costs decreased to 0.32% in 1Q2022, compared to 0.39% in 1Q2021.  The favorable earnings impact of expense reductions was partially offset by reductions in interest and fees on loans, and non-interest income and an increase in the provision for loan and lease losses.

Comparing 1Q2022 to 4Q2021, the reduction in net income resulted primarily from decreased interest and fees on loans and increased provisioning for loan and lease losses, partially offset by reductions in both interest and non-interest expense.  The increased loan loss provisioning in 1Q2022 was associated with the remaining ALC loan portfolio and reflected both an increase in charge-offs associated with the portfolio, as well as qualitative adjustments implemented by management in response to heightened inflationary trends and other economic uncertainties that emerged during 1Q2022. The ALC strategy and other efficiency initiatives adopted by the Company in 2021 contributed to significant reductions in non-interest expense in both 1Q2022 and 4Q2021.  These reductions are expected to contribute favorably to the Company’s earnings in future periods; however, revenues associated with loans at ALC will also decrease as the portfolio continues to pay down.  ALC’s remaining loan portfolio totaled $35.8 million as of March 31, 2022, compared to $43.7 million as of December 31, 2021, a reduction of 18.1%.  Consistent with the reduction in loans, interest and fees on ALC’s loan portfolio were reduced to $1.6 million in 1Q2022, compared to $2.0 million, in 4Q2021, a decrease of 19.5%.  Management continues to expect that the majority of ALC’s loans will be paid off by the end of 2023.  Accordingly, the Company’s focus remains on growth in the Bank’s other earning asset categories, as well as efforts to continue to reduce operating expenses and improve the Company’s efficiency over time.

“We are pleased to begin 2022 with significantly improved earnings compared to the same quarter in 2021,” stated James F. House, the Company’s President and CEO. “We continue to reap the cost-saving benefits of the strategic initiatives that we implemented in 2021.  Given the inflationary environment and trends in geopolitical events that have developed during the first quarter, economic uncertainty has increased. However, we believe that the initiatives we implemented in 2021 to reduce expense and simplify our business model will serve us well during these uncertain times,” continued Mr. House.

Other First Quarter Financial Highlights

Loan Growth – The table below summarizes loan balances by portfolio category at the end of each of the most recent five quarters as of March 31, 2022.

	Quarter Ended
	2022	2021
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Dollars in Thousands)
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$52,817	$67,048	$58,175	$53,425	$48,491
Secured by 1-4 family residential properties	69,760	72,727	73,112	78,815	82,349
Secured by multi-family residential properties	50,796	46,000	51,420	53,811	54,180
Secured by non-farm, non-residential properties	177,752	197,901	198,745	191,398	193,626
Commercial and industrial loans	67,455	72,286	73,777	65,772	65,043
Paycheck Protection Program ("PPP") loans	643	1,661	3,902	11,587	14,795
Consumer loans:
Direct consumer	18,023	21,689	25,845	26,937	26,998
Branch retail	21,891	25,692	29,764	31,688	31,075
Indirect sales	220,931	205,940	194,154	176,116	153,940
Total loans	$680,068	$710,944	$708,894	$689,549	$670,497
Less unearned interest, fees and deferred costs	1,738	2,594	3,729	4,067	3,792
Allowance for loan and lease losses	8,484	8,320	8,193	7,726	7,475
Net loans	$669,846	$700,030	$696,972	$677,756	$659,230

The Company’s total loan portfolio decreased by $30.9 million, or 4.3%, as of March 31, 2022, compared to December 31, 2021.  Loan volume decreases were most pronounced in the Bank’s commercial real estate (secured by non-farm, non-residential properties) and construction categories.  The decreases in these loan categories was generally consistent with historic first quarter seasonality, and a portion of the reduction was attributable to the payoff of loans in accordance with contractual terms as financed construction projects were completed. In addition, the ALC business cessation strategy resulted in decreases primarily in the direct consumer and branch retail loan categories.  Loan volume reductions were partially offset by growth in the Bank’s indirect and multi-family portfolios.  The indirect portfolio has experienced significant growth in recent quarters and is focused on consumer lending secured by collateral that includes recreational vehicles, campers, boats, horse trailers and cargo trailers. The Bank now operates indirect lending in a 12-state footprint primarily in the southeastern United States.

Net Interest Income and Margin – Net interest income totaled $8.7 million in 1Q2022, compared to $9.3 million in 4Q2021 and $9.1 million in 1Q2021.  Compared to both prior periods, the most significant driver of the decrease in net interest income was the reduction of interest and fees on ALC loans in connection with the ALC business cessation strategy. Interest and fees on ALC loans decreased in 1Q2022 by $0.4 million compared to 4Q2021 and by $0.8 million compared to 1Q2021.  The reduction compared to 1Q2021 was partially offset by increased interest income in the Bank’s other loan portfolios, as well as increases in investment security interest income and reductions in interest expense on deposits.  As ALC’s loan portfolio continues to pay down, there will be continued reduction in interest and fees attributable to ALC’s loans. These reductions are expected to continue to put downward pressure on total loan yield and net interest margin.  As a result of the changing mix of loans, the Company’s net interest margin was reduced to 3.97% in 1Q2022, compared to 4.10% in 4Q2021 and 4.40% in 1Q2021. Historically, ALC’s loan portfolio has represented both the Company’s highest yielding loans, as well as the portfolio with highest level of credit losses. Accordingly, while interest earned on these loans is expected to decrease over time, loan loss provision expense is also expected to decrease as the portfolio pays down.

Deposit Growth and Deployment of Funds – Deposits totaled $853.1 million as of March 31, 2022, compared to $838.1 million as of December 31, 2021, an increase of $15.0 million, or 1.8%.  In the current environment, management has continued to focus on minimizing deposit expense and deploying excess cash balances into earning assets that meet the Company’s established credit standards, while maintaining appropriate levels of liquidity in accordance with projected funding needs. Total average funding costs, including both interest- and noninterest-bearing liabilities and borrowings, was reduced to 0.32% in 1Q2022, compared to 0.33% in 4Q2021 and 0.39% in 1Q2021.  Given the increasing interest rate environment in 1Q2022, management continued to deploy a portion of excess funds into the investment securities portfolio.  Investment securities, including both the available-for-sale and held-to-maturity portfolios totaled $137.7 million as of March 31, 2022, compared to $134.3 million as of December 31, 2021, and $75.8 million as of March 31, 2021.  The expected average life of securities in the investment portfolio as of March 31, 2022 was 3.52 years.  Management maintains the portfolio with average durations that are expected to provide monthly cash flows that can be utilized to reinvest in earning assets at current market rates.

Loan Loss Provision – Loan loss provisions totaled $0.7 million in 1Q2022, compared to $0.5 million in 4Q2021, and $0.4 million in 1Q2021.  The increase in provision expense in 1Q2022 compared to the prior quarters reflected both an increase in charge-offs associated with ALC’s loan portfolio, as well as qualitative adjustments applied to ALC’s portfolio in response to heightened inflationary trends and other economic uncertainties that emerged during the quarter. In management’s view, the combination of the business cessation strategy, coupled with deteriorating economic conditions, including elevated inflation levels, increased overall credit risk in ALC’s loan portfolio as of March 31, 2022, compared to December 31, 2021.  Loan loss provisions recorded by the Company during 1Q2022 included expense of $0.8 million associated with ALC’s loans, partially offset by a $0.1 million net reduction in provision expense in other loan categories due to reduction in loan volume.  Management will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio and will adjust the allowance accordingly. Due to its classification as a smaller reporting company by the Securities and Exchange Commission, the Company is not required to adopt the Current Expected Credit Loss (CECL) model to account for credit losses until January 1, 2023. Management continues to evaluate the impact that the adoption of CECL will have on the Company’s financial statements.

Non-interest Income – Non-interest income totaled $0.8 million in 1Q2022, compared to $0.9 million in 4Q2021, and $1.0 million in 1Q2021.  The reduction compared to both periods in 2021 resulted primarily from decreases in miscellaneous revenue sources, including credit insurance income associated with ALC loans that have been reduced.

Non-interest Expense – Non-interest expense totaled $7.1 million in 1Q2022, compared to $7.4 million in 4Q2021 and $8.4 million in 1Q2021.  The decrease in 1Q2022 resulted primarily from implementation of the ALC strategy, as well as other efficiency efforts conducted at the Bank.  As a result of these efforts, significant expense reductions were realized associated with salaries and employee benefits, occupancy and equipment, as well as other expenses associated with technology and professional services.  As of March 31, 2022, the Company had 161 full-time equivalent employees, compared to 175 as of December 31, 2021, and 265 as of March 31, 2021. Non-interest expense in 1Q2022 was reduced by $0.2 million in nonrecurring net gains on the sale of other real estate owned (OREO).

Balance Sheet Growth – As of March 31, 2022, the Company’s assets totaled $968.6 million, compared to $958.3 million as of December 31, 2021, an increase of 1.1%.

Asset Quality – The Company’s nonperforming assets, including loans in non-accrual status and OREO, totaled $3.1 million as of March 31, 2022, compared to $4.2 million as of December 31, 2021. The reduction in nonperforming assets during 1Q2022 resulted from the sale of OREO properties during the quarter.  Reductions in OREO totaled $1.3 million and included the sale of banking centers that were closed in 2021.  As a percentage of total assets, non-performing assets totaled 0.32% as of March 31, 2022, compared to 0.43% as of December 31, 2021.

Shareholders’ Equity – As of March 31, 2022, shareholders’ equity totaled $87.8 million, compared to $90.1 million as of December 31, 2021.  The decrease in shareholders’ equity resulted primarily from reductions in accumulated other comprehensive income due to declines in the market value of the Company’s available-for-sale investment portfolio.  The market value declines were the direct result of the increasing interest rate environment in 1Q2022.  No other-than-temporary impairment was recognized in the portfolio, and the Company has both the intent and ability to retain the investments for a period of time sufficient to allow for the full recovery of all market value decreases.  The market value decrease in available-for-sale securities was partially offset by an increase in the market value of cash flow derivative instruments that hedge certain deposits and borrowings on the Company’s balance sheet.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in 1Q2022.  The dividend was consistent with dividends paid during all four quarters of 2021.

Share Repurchases - During 1Q2022, the Company completed share repurchases totaling 87,600 shares of its common stock at a weighted average price of $10.94 per share.  The repurchases were completed under the Company’s existing share repurchase program, which was amended in April 2021 to allow for the repurchase of additional shares through December 31, 2022.  As of March 31, 2022, a total of 921,613 shares remained available for repurchase under the program.

Regulatory Capital – During 1Q2022, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2022, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.82%. Its total capital ratio was 12.95%, and its Tier 1 leverage ratio was 9.38%.

Liquidity – As of March 31, 2022, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). In addition, the Company’s operations include Acceptance Loan Company, Inc. (“ALC”), a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas;; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus and  protect against it, through vaccinations and otherwise, or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security (CARES) Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the impact of changing accounting standards and tax laws on the Company’s allowance for loan losses and financial results; the impact of national and local market conditions on the Company’s business and operations; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the pending discontinuation of LIBOR as an interest rate benchmark; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings,  leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended
	2022	2021
	March 31,	December 31,	September 30,	June 30,	March 31,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$9,381	$9,987	$10,030	$10,059	$9,845
Interest expense	672	727	695	747	781
Net interest income	8,709	9,260	9,335	9,312	9,064
Provision for loan and lease losses	721	493	618	498	401
Net interest income after provision for loan and lease losses	7,988	8,767	8,717	8,814	8,663
Non-interest income	829	865	896	809	951
Non-interest expense	7,056	7,414	8,547	8,399	8,396
Income before income taxes	1,761	2,218	1,066	1,224	1,218
Provision for income taxes	400	507	229	271	268
Net income	$1,361	$1,711	$837	$953	$950
Per Share Data:
Basic net income per share	$0.22	$0.27	$0.13	$0.15	$0.15
Diluted net income per share	$0.20	$0.25	$0.13	$0.14	$0.14
Dividends declared	$0.03	$0.03	$0.03	$0.03	$0.03
Key Measures (Period End):
Total assets	$968,646	$958,302	$956,734	$946,946	$926,535
Tangible assets (1)	960,650	950,233	948,592	938,719	918,216
Loans, net of allowance for loan losses	669,846	700,030	696,972	677,756	659,230
Allowance for loan and lease losses	8,484	8,320	8,193	7,726	7,475
Investment securities, net	137,736	134,319	121,467	123,583	75,783
Total deposits	853,117	838,126	846,842	837,885	818,043
Short-term borrowings	10,062	10,046	10,037	10,017	10,017
Long-term borrowings	10,671	10,653	-	-	-
Total shareholders’ equity	87,807	90,064	89,597	88,778	87,917
Tangible common equity (1)	79,811	81,995	81,455	80,551	79,598
Book value per common share	14.33	14.59	14.41	14.28	14.15
Tangible book value per common share (1)	13.02	13.28	13.10	12.96	12.81
Key Ratios:
Return on average assets (annualized)	0.58%	0.71%	0.35%	0.41%	0.43%
Return on average common equity (annualized)	6.17%	7.54%	3.71%	4.32%	4.41%
Return on average tangible common equity (annualized) (1)	6.77%	8.29%	4.08%	4.76%	4.87%
Net interest margin	3.97%	4.10%	4.17%	4.31%	4.40%
Efficiency ratio (2)	74.0%	73.2%	83.5%	83.0%	83.8%
Net loans to deposits	78.5%	83.5%	82.3%	80.9%	80.6%
Net loans to assets	69.2%	73.0%	72.8%	71.6%	71.2%
Tangible common equity to tangible assets (1)	8.31%	8.63%	8.59%	8.58%	8.67%
Tier 1 leverage ratio (3)	9.38%	9.17%	8.51%	8.60%	8.73%
Allowance for loan losses as % of loans	1.25%	1.17%	1.16%	1.13%	1.12%
Nonperforming assets as % of total assets	0.32%	0.43%	0.35%	0.22%	0.37%
Net charge-offs as a percentage of average loans	0.32%	0.18%	0.09%	0.15%	0.25%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 10.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2022			March 31, 2021
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$696,695	$8,847	5.15%	$652,886	$9,490	5.89%
Taxable investment securities	130,306	485	1.51%	83,151	306	1.49%
Tax-exempt investment securities	2,771	12	1.76%	3,522	16	1.84%
Federal Home Loan Bank stock	879	8	3.69%	1,106	9	3.30%
Federal funds sold	81	—	—	84	—	—
Interest-bearing deposits in banks	57,859	29	0.20%	95,303	24	0.10%
Total interest-earning assets	888,591	9,381	4.28%	836,052	9,845	4.78%

Noninterest-earning assets	64,958			68,838
Total	$953,549			$904,890

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$250,612	$126	0.20%	$225,152	$139	0.25%
Savings deposits	197,016	140	0.29%	174,678	145	0.34%
Time deposits	210,727	249	0.48%	238,659	459	0.78%
Total interest-bearing deposits	658,355	515	0.32%	638,489	743	0.47%
Noninterest-bearing demand deposits	175,285	—	—	159,208	—	—
Total deposits	833,640	515	0.25%	797,697	743	0.38%
Borrowings	20,715	157	3.07%	10,016	38	1.54%
Total funding costs	854,355	672	0.32%	807,713	781	0.39%

Other noninterest-bearing liabilities	9,692			9,720
Shareholders’ equity	89,502			87,457
Total	$953,549			$904,890

Net interest income		$8,709			$9,064
Net interest margin			3.97%			4.40%

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Cash and due from banks	$12,537	$10,843
Interest-bearing deposits in banks	85,302	50,401
Total cash and cash equivalents	97,839	61,244
Federal funds sold	81	82
Investment securities available-for-sale, at fair value	135,018	130,883
Investment securities held-to-maturity, at amortized cost	2,718	3,436
Federal Home Loan Bank stock, at cost	934	870
Loans and leases, net of allowance for loan and lease losses of $8,484 and $8,320, respectively	669,846	700,030
Premises and equipment, net of accumulated depreciation of $22,204 and $21,916, respectively	24,881	25,123
Cash surrender value of bank-owned life insurance	16,213	16,141
Accrued interest receivable	2,450	2,556
Goodwill and core deposit intangible, net	7,996	8,069
Other real estate owned	874	2,149
Other assets	9,796	7,719
Total assets	$968,646	$958,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$183,536	$174,501
Interest-bearing	669,581	663,625
Total deposits	853,117	838,126
Accrued interest expense	305	224
Other liabilities	6,684	9,189
Short-term borrowings	10,062	10,046
Long-term borrowings	10,671	10,653
Total liabilities	880,839	868,238

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,679,659 and 7,634,918 shares issued, respectively; 6,129,519 and 6,172,378 shares outstanding, respectively	75	75
Additional paid-in capital	14,278	14,163
Accumulated other comprehensive loss, net of tax	(2,866)	(276)
Retained earnings	99,604	98,428
Less treasury stock: 1,550,140 and 1,462,540 shares at cost, respectively	(23,284)	(22,326)
Total shareholders’ equity	87,807	90,064

Total liabilities and shareholders’ equity	$968,646	$958,302

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2022	2021
	(Unaudited)
Interest income:
Interest and fees on loans	$8,847	$9,490
Interest on investment securities:
Taxable	485	306
Tax-exempt	12	16
Other interest and dividends	37	33
Total interest income	9,381	9,845

Interest expense:
Interest on deposits	516	743
Interest on short-term borrowings	35	38
Interest on long-term borrowings	121	—
Total interest expense	672	781

Net interest income	8,709	9,064

Provision for loan and lease losses	721	401

Net interest income after provision for loan and lease losses	7,988	8,663

Non-interest income:
Service and other charges on deposit accounts	299	266
Lease income	214	209
Other income, net	316	476
Total non-interest income	829	951

Non-interest expense:
Salaries and employee benefits	4,330	4,914
Net occupancy and equipment	766	1,039
Computer services	377	465
Fees for professional services	268	357
Other expense	1,315	1,621
Total non-interest expense	7,056	8,396

Income before income taxes	1,761	1,218
Provision for income taxes	400	268
Net income	$1,361	$950
Basic net income per share	$0.22	$0.15
Diluted net income per share	$0.20	$0.14
Dividends per share	$0.03	$0.03

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

		Quarter Ended
		2022	2021
		March 31,	December 31,	September 30,	June 30,	March 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$968,646	$958,302	$956,734	$946,946	$926,535
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		561	634	707	792	884
Tangible assets	(a)	$960,650	$950,233	$948,592	$938,719	$918,216

Total shareholders’ equity		$87,807	$90,064	$89,597	$88,778	$87,917
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		561	634	707	792	884
Tangible common equity	(b)	$79,811	$81,995	$81,455	$80,551	$79,598

Average shareholders’ equity		$89,502	$90,010	$89,603	$88,477	$87,456
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		596	669	746	836	927
Average tangible shareholders’ equity	(c)	$81,471	$81,906	$81,422	$80,206	$79,094

Net income	(d)	$1,361	$1,711	$837	$953	$950
Common shares outstanding (in thousands)	(e)	6,130	6,172	6,218	6,215	6,214

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$13.02	$13.28	$13.10	$12.96	$12.81

Tangible common equity to tangible assets	(b)/(a)	8.31%	8.63%	8.59%	8.58%	8.67%

Return on average tangible common equity (annualized)	(1)	6.77%	8.29%	4.08%	4.76%	4.87%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)